EXHIBIT 99.1
SOUTHPORT, CONNECTICUT 06890 U.S.A.
FOR IMMEDIATE RELEASE
     For further information contact:
     Stephen L. Sanetti    203-259-7843
     Thomas A. Dineen   203-259-7843
STURM, RUGER & COMPANY, INC. REPORTS
SECOND QUARTER RESULTS
     SOUTHPORT, CONNECTICUT, July 24, 2006—Sturm, Ruger & Company, Inc. (NYSE-RGR), today reported second quarter 2006 net sales of $35.3 million compared to $34.4 million in the second quarter of 2005, and net income of $1.4 million or $0.06 per share compared to break even results in the second quarter of 2005.
     For the six months ended June 30, 2006, net sales were $82.7 million and net income was $2.9 million or $0.11 per share. For the corresponding period in 2005, net sales were $78.7 million and net income was $3.7 million or $0.14 per share.
     Interim Chief Executive Officer Stephen L. Sanetti commented on the firearms results, “Firearm unit shipments decreased 8% from the second quarter of 2005 as shipments of our 10/22 rifles were enhanced by a dealer-driven rebate program in effect in May and June of 2005. Partially offsetting this decrease was an increase in pistol shipments which benefited from a dealer-driven rebate program announced in June of 2006. A favorable shift in product mix, coupled with modest price increases and the modification of our sales discount programs resulted in the 2% increase in sales, despite the reduction in shipments.”
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Sturm, Ruger Earnings page 2
     Two Ruger firearms received NRA Publications “Golden Bullseye” Awards in May. The .22 caliber Ruger Mark III Hunter Pistol was selected as the “2006 American Hunter Hunting Handgun of the Year,” and the Ruger M77 Mark II Frontier Rifle was named the “2006 Shooting Illustrated Rifle of the Year.” Mr. Sanetti commented on these honors, “These awards are yet another testament to this Company’s ability to design innovative firearms which are sought after by shooters and firearms enthusiasts.”
     Mr. Sanetti elaborated on the castings results, “Despite the 17% increase in our castings sales from the first half of 2005, this segment of our business continues to operate at a loss. After careful and deliberate evaluation, we have been unable to develop a realistic and achievable strategic plan to return titanium casting operations to an acceptable level of profitability. To that end, we are in discussions with our titanium customers, sales representatives and vendors and target a cessation of titanium casting operations no later than the first quarter of 2007.
     “Our commitment to ferrous casting operations, however, remains. In addition to being a major supplier of components to our firearms manufacturing operations, ferrous castings have not been significant contributors to the casting losses we have suffered in recent years.”
     There was little reportable activity related to product liability during the quarter. The number of “conventional” product liability cases remains near a record low, as does industry accident statistics.
     Mr. Sanetti remarked on the Company’s financial condition, “Our cash position remains strong at $32 million. I am disappointed with the growth in our inventory balance during the quarter. However with our adoption of “lean” manufacturing practices, the impending phase out of titanium castings, and management’s focus on return on assets, I am confident that this trend will be reversed shortly.”
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Sturm, Ruger Earnings page 3
     Sturm, Ruger was founded in 1949. Since 1950 it has never failed to show an annual profit and has never required financing from outside sources. The Company’s business segments are engaged in the manufacture of the world famous RUGER® brand of sporting and law enforcement firearms and titanium and steel investment castings for a wide variety of customers and end uses. Plants are located in Newport, New Hampshire and Prescott, Arizona. Corporate headquarters is located in Southport, Connecticut.
     The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company including lawsuits filed by mayors, attorneys general and other governmental entities and membership organizations, and the impact of future firearms control and environmental legislation, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.
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STURM, RUGER & COMPANY, INC.
Condensed Statements of Income (unaudited)
(in thousands, except per share amounts)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2006	%	2005	%	2006	%	2005	%

Firearms sales	$29,222	82.8	$28,720	83.5	$70,047	84.7	$67,820	86.2
Castings sales	6,054	17.2	5,675	16.5	12,656	15.3	10,835	13.8

Net sales	35,276	100.0	34,395	100.0	82,703	100.0	78,655	100.0
Cost of products sold	27,819	78.9	28,750	83.6	66,107	79.9	61,162	77.8

Gross profit	7,457	21.1	5,645	16.4	16,596	20.1	17,493	22.2
Expenses:
Selling	3,898	11.0	4,149	12.1	8,017	9.7	8,210	10.4
General and administrative	1,780	5.0	1,634	4.7	4,504	5.4	3,262	4.1

	5,678	16.0	5,783	16.8	12,521	15.1	11,472	14.5

Operating income(loss)	1,779	5.1	(138)	(0.4)	4,075	5.0	6,021	7.7

Other income, net	639	1.8	135	0.4	712	0.8	121	0.1

Income(loss) before income taxes	2,418	6.9	(3)	0.0	4,787	5.8	6,142	7.8

Income taxes	970	2.8	(1)	(0.0)	1,919	2.3	2,463	3.1

Net income(loss)	$1,448	4.1	($2)	0.0	$2,868	3.5	$3,679	4.7

Earnings per share
Basic	$0.06		$0.00		$0.11		$0.14
Diluted	$0.06		$0.00		$0.11		$0.14

Cash dividends per share	$0.00		$0.10		$0.00		$0.20

Average shares outstanding
Basic	26,911		26,911		26,911		26,911
Diluted	26,912		26,911		26,912		26,911
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STURM, RUGER & COMPANY, INC.
Condensed Balance Sheet (unaudited)
(in thousands)

June 30,
2006
Assets
Cash and cash equivalents	$3,314
Short-term investments	28,334
Trade receivables, net	16,128
Inventories	50,403
Deferred income taxes	6,558
Prepaid expenses and other assets	2,273

Total current assets	107,010

Property, plant and equipment	156,653
Less depreciation	(133,979)

22,674

Deferred income taxes	3,000
Other assets	10,358

Total	$143,042

Liabilities and Stockholders’ Equity
Trade accounts payable and accrued expenses	$3,057
Product liability	988
Employee compensation	8,487
Workers’ compensation	5,254
Income taxes	1,192

Total current liabilities	18,978

Accrued pension liability	8,689
Product liability accrual	912
Stockholders’ equity	114,463

Total	$143,042

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